Exhibit 99.1

News Release CRESTWOOD EQUITY PARTNERS LP 811 Main Street, Suite 3400 Houston, TX 77002 www.crestwoodlp.com

Crestwood Announces Second Quarter 2019 Financial and Operating Results

Strong second quarter 2019 results drive net income of $225.0 million, Adjusted EBITDA of $121.3 million, an 18% year-over-year increase, and Distributable Cash Flow of $64.5 million, a 19% year-over-year increase

Improved visibility to 2H 2019 cash flow ramp driven by Bakken and Powder River Basin projects;

On-track to achieve 2019 Adjusted EBITDA guidance of $500 million to $530 million

Crestwood’s inaugural sustainability report, Growing Through Connections, issued June 2019;

Provides MLP industry leading transparency into Crestwood’s ESG practices

HOUSTON, TEXAS, July 30, 2019 – Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood”) reported today its financial and operating results for the three months ended June 30, 2019.

Second Quarter 2019 Highlights(1)

•

Second quarter 2019 net income of $225.0 million, compared to a net loss of $21.5 million in second quarter 2018; Second quarter 2019 net income includes a $209.4 million gain related to the Jackalope acquisition

•	Second quarter 2019 Adjusted EBITDA of $121.3 million, an increase of 18% compared to $102.9 million in the second quarter 2018

•	Second quarter 2019 distributable cash flow to common unitholders of $64.5 million, an increase of 19% compared to $54.2 million in the second quarter 2018; Second quarter 2019 coverage ratio was 1.5x

•

Ended June 30, 2019, with approximately $2.2 billion in total debt and a 4.2x leverage ratio; Crestwood has substantial liquidity available under its $1.25 billion revolver with $363 million drawn as of June 30, 2019

•	Declared second quarter 2019 cash distribution of $0.60 per common unit, or $2.40 per common unit on an annualized basis, payable on August 14, 2019, to unitholders of record as of August 7, 2019

Second Quarter 2019 Events

•

On April 9, 2019, Crestwood Niobrara LLC (“Crestwood Niobrara”) acquired the remaining 50% interest in Jackalope Gas Gathering Services L.L.C. (“Jackalope”) from The Williams Companies, Inc. (“Williams”) (NYSE: WMB) for approximately $485 million; Jackalope assets are expected to generate cash flow of $100 million in 2019 growing to approximately $150 million in 2021

•	On April 11, 2019, Crestwood issued $600 million of senior notes at 5.625% due 2027; Proceeds were used to repay borrowings under revolving credit facility related to the Jackalope acquisition

•

On June 17, 2019, Crestwood issued its inaugural sustainability report, available at https://esg.crestwoodlp.com, which enhances transparency on Crestwood’s environmental, social, and governance (ESG) performance and highlights the company’s three-year sustainability strategy

(1)	Please see non-GAAP reconciliation table included at the end of the press release.

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Management Commentary

“The second quarter was another strong chapter in Crestwood’s consistent execution story as the impact of completed expansion projects, higher G&P volumes in the Bakken and Powder River Basin and solid contributions from our S&T and MS&L segments drove an 18% increase in Adjusted EBITDA and a 19% increase in Distributable Cash Flow over the second quarter of 2018,” said Robert G. Phillips, Chairman, President, and Chief Executive Officer of Crestwood’s general partner. “With a coverage ratio of 1.5x and a leverage ratio of 4.2x for the quarter, Crestwood continues to demonstrate the ability to make disciplined capital investments while maintaining balance sheet strength and delivering solid quarterly results. Further, with the good progress made in the first half of 2019 on Crestwood’s 3-year capital expansion program, we are rapidly closing in our long-term balance sheet target of sub-4x leverage in the first half of 2020.”

Mr. Phillips continued, “We are entering an exciting time at Crestwood as we begin to capture the robust returns from the Bakken and Powder River Basin expansion projects. The Bear Den II plant is on-track to be completed in early September, which will sequence nicely with current record oil, gas and water volumes on the Arrow system plus over 60 well connects planned for the second half of 2019. In the Powder River Basin, we have fully integrated operations from Williams and continue to expand the Jackalope gathering system to support Chesapeake’s development plans. The Bucking Horse II processing plant is on-budget and on-schedule for an early first quarter 2020 completion date. In both basins, we have clear visibility to the processing plant expansions delivering immediate returns as the initial plants are running full, we are currently offloading to third parties and our producers continue to actively drill. The expected high utilization rates for Bear Den II and Bucking Horse II, after their in-service dates, should result in a meaningful step-change in cash flow in the second half of 2019 and heading into 2020.”

Mr. Phillips concluded, “Crestwood’s multi-year capital program in the Bakken and Powder River Basin is expected to drive approximately 20% DCF per unit growth through 2020 while delivering strong financial metrics to investors. Looking into 2020, we forecast a meaningful reduction in capital spending as system capacities will generally be aligned with our current customers’ development programs. As a result, Crestwood expects to generate substantial free cash flow in 2020, further differentiating the company as a best-in-class midstream operator and positioning us to deliver exceptional returns to our unit holders.”

Second Quarter 2019 Segment Results and Outlook

Gathering and Processing segment EBITDA totaled $88.6 million in the second quarter 2019 compared to $78.8 million in the second quarter 2018. Segment EBITDA in second quarter 2019 excludes a $209.4 million non-cash gain related to the Jackalope acquisition. During the second quarter 2019, segment EBITDA growth was driven by a 65% increase in Bakken processing volumes, a 47% increase in Bakken produced water volumes, and a 56% increase in Powder River Basin gas gathering and processing volumes, offset by natural field declines in Crestwood’s legacy gas basins and temporary production shut-ins in the Delaware Basin related to record low natural gas and NGL pricing in the basin. Segment EBITDA for the second half of 2019 is expected to benefit from a step-change in cash flow once the Bear Den II processing plant is placed into service, increased producer well connections, and on-going Bakken and Powder River Basin gathering system expansions.

Storage and Transportation segment EBITDA totaled $13.7 million in the second quarter 2019 compared to $14.2 million in the second quarter 2018. Second quarter 2019 natural gas storage and transportation volumes averaged 2.0 Bcf/d, compared to 2.1 Bcf/d in the second quarter 2018. Effective July 1, 2019, Crestwood began receiving a 50% cash distribution from Stagecoach Gas Services, its 50/50 joint venture with Consolidated Edison, which represents the final step-up in the

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contract. The Stagecoach assets are well-positioned over the long-term to benefit from strong resource productivity and access to prime East Coast markets, despite current natural gas pricing fundamentals being impacted by excess supply dynamics and new infrastructure project uncertainty. At the COLT Hub, crude by rail loading volumes increased 38% from the second quarter 2018 driven by continued favorable WTI to Brent spreads, increased Bakken crude production and capacity constrained crude oil pipelines in the basin.

Marketing, Supply and Logistics (MS&L) segment EBITDA totaled $16.4 million in the second quarter 2019, compared to $12.3 million in the second quarter 2018. Both periods exclude the non-cash change in fair value of commodity inventory-related derivative contracts and the second quarter of 2018 excludes a $24 million non-cash loss on the sale of our West Coast assets. During the second quarter 2019, Crestwood’s NGL marketing business benefitted from favorable pricing for NGL storage and sales volumes due to a combination of record NGL production and constrained NGL infrastructure. As a result, the MS&L segment utilized its extensive network of trucking, rail and storage assets to economically source seasonal inventory and created strong margins for delivery into forward markets.

Combined O&M and G&A expenses, net of non-cash unit-based compensation, in the second quarter 2019 were $45.7 million compared to $45.0 million in the second quarter 2018. During the second quarter 2019, Crestwood’s O&M expenses increased by 9% as a result of transition-related costs associated with the Jackalope acquisition and increased development activity in its gathering and processing segment, offset by a 16% reduction in G&A expenses driven by lower personnel expenses and insurance costs.

Second Quarter 2019 Business Update

Bakken Update

During the second quarter 2019, the Arrow system averaged crude oil volumes of 89 MBbls/d, 17% above second quarter 2018, natural gas volumes of 79 MMcf/d, 17% above second quarter 2018, and water volumes of 64 MBbls/d, or 47% above second quarter 2018. Processing volumes averaged approximately 35 MMcf/d in the second quarter 2019, an increase of 65% compared to 21 MMcf/d in the second quarter 2018. During the second quarter 2019, 17 new wells were connected on the Arrow system (12 of which were connected in June) resulting in 36 new well connections year-to-date. Crestwood expects approximately 35 new well connections during the third quarter 2019 based on current producer estimates and remains on-track to connect a total of approximately 100 new wells for full year 2019. With the debottlenecking projects largely completed, Arrow customers have picked up development activity driving the Arrow system to achieve record daily gathering milestones of 124 MBbls/d of crude oil, 92 MMcf/d of natural gas and 82 MBbls/d of produced water in July 2019.

In the second quarter 2019, Crestwood invested approximately $49.5 million of growth capital on the Bear Den II processing plant expansion, gathering system debottlenecking and the expansion of the Arrow produced water system for the previously announced Enerplus water gathering agreement. The Bear Den II plant will increase Crestwood’s Bakken processing capacity to 150 MMcf/d and allow the company to process 100% of the gas volumes on the Arrow system. Crestwood has commenced commissioning of Bear Den II systems and expects the plant to be fully placed in-service by early September 2019 with processing volumes increasing from approximately 35 MMcf/d to approximately 100 MMcf/d in the fourth quarter, resulting in an immediate step-up in cash flow on the Arrow system.

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Powder River Basin Update

As previously announced, on April 9, 2019, Crestwood Niobrara acquired Williams’ 50% interest in the Jackalope joint venture in the Powder River Basin for approximately $485 million. Crestwood Niobrara now owns and operates 100% of the Jackalope gathering and processing system that supports 358,000 dedicated acres in the core of the Powder River Basin. Crestwood forecasts the Jackalope assets to generate cash flow of $100 million in 2019 growing to approximately $150 million in 2021. The acquisition was funded through the issuance of an additional $235 million of preferred equity to Crestwood Niobrara’s existing preferred equity investors and borrowings under the company’s revolving credit facility. Crestwood has completed transitioning the operations from Williams and has successfully integrated the project management and operations of all existing assets into its portfolio. As part of the transaction, Crestwood recognized a non-cash gain on acquisition of $209.4 million.

During the second quarter 2019, the Jackalope system averaged gathering volumes of approximately 146 MMcf/d, an increase of 56%, compared to 94 MMcf/d in the second quarter 2018. Processing volumes averaged approximately 128 MMcf/d in the second quarter 2019, an increase of 56% compared to 82 MMcf/d in the second quarter 2018. Crestwood expects Chesapeake Energy Corporation (“Chesapeake”) (NYSE: CHK) to maintain a five to six rig development program for the remainder of 2019 focusing on development of the highly prolific Turner formation and the delineation of other formations in the basin. As a result, Crestwood expects 40 to 45 new well connects in the second half of 2019.

In the second quarter 2019, Crestwood invested approximately $64.3 million on the Bucking Horse II plant expansion project, Jackalope system expansions and well connects. Current projects will increase the system’s processing capacity to 345 MMcf/d and will provide Crestwood the ability to process 100% of the gas gathered on the Jackalope system. Crestwood expects to place the Bucking Horse II processing plant into service in early first quarter 2020. During the second quarter 2019, Crestwood expanded the Jackalope system to connect a new well pad on Chesapeake’s eastern acreage position. Preliminary well results are very encouraging, and Crestwood anticipates completing additional laterals to the eastern acreage to support additional Chesapeake development and position Crestwood to attract undedicated third-party acreage in the Powder River Basin.

Powder River Basin Minimum Revenue Guarantee and Revenue Recognition

The Jackalope assets are supported by a 20-year fixed fee gathering and processing agreement with Chesapeake that includes a minimum revenue guarantee provision that allows for a higher fixed fee until a certain cash flow threshold is obtained. Once the minimum revenue guarantee threshold is achieved, the fixed rate will adjust to a lower fee. Based on Chesapeake’s current development activity and long-term outlook, Crestwood forecasts this to occur in the second half of 2021.

Under FASB’s ASC 606 revenue recognition guidance, Crestwood utilizes an average blended flat rate over the life of the contract to recognize revenue in its GAAP financial statements. As a result, in 2019, the actual cash Crestwood receives from Jackalope will be substantially higher than what it will recognize in consolidated revenues and Adjusted EBITDA. For 2019, that variance between actual cash flows and recognized revenues is expected to be approximately $20 million. While Crestwood does not adjust for this difference in its reported Adjusted EBITDA, Crestwood does adjust its calculation of distributable cash flow available to common unitholders for this difference as it provides a more accurate depiction of the company’s available cash. In addition, following the successful integration of the Jackalope acquisition, when reporting its financial leverage ratio, Crestwood makes the same adjustment for actual cash flow from Jackalope, instead of reported Adjusted EBITDA, in accordance with the covenants under its credit agreement.

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Capitalization and Liquidity Update

Crestwood invested approximately $115.0 million in consolidated growth capital projects and joint venture contributions during the second quarter 2019. As of June 30, 2019, Crestwood had approximately $2.2 billion of debt outstanding, comprised of $1.8 billion of fixed-rate senior notes and $363 million outstanding under its $1.25 billion revolving credit facility. As previously announced, Crestwood issued $600 million of fixed-rate senior notes at 5.625% due 2027 in April 2019. Proceeds from the offering were used to repay outstanding borrowings under the revolving credit facility, including $250 million utilized to fund the Jackalope acquisition.

As of June 30, 2019, Crestwood’s leverage ratio was 4.2x. For the remainder of 2019, Crestwood expects to continue to utilize excess retained DCF and its revolving credit facility to fund the remaining 2019 capital program. Additionally, Crestwood will opportunistically evaluate and consider non-core asset divestitures as potential additional funding for its capital program. Crestwood remains committed to maintaining a leverage ratio between 4.0x to 4.5x in 2019 and expects to achieve a leverage ratio between 3.5x and 4.0x by the first half of 2020.

Crestwood currently has 71.3 million preferred units outstanding (par value of $9.13 per unit) which pay a fixed-rate annual cash distribution of 9.25%, payable quarterly. On July 9, 2019, the preferred units were listed on the New York Stock Exchange and began trading under the ticker symbol CEQP-P.

Sustainability Program Update

On June 17, 2019 Crestwood published its first sustainability report titled Growing Through Connections. The report embodies the company’s vision to enhance transparency on ESG topics and performance, as well as identify risks and opportunities that are material to the business. In preparation for the report, Crestwood conducted its first materiality assessment to evaluate and prioritize the ESG topics most significant to the business and its stakeholders. The material topics identified from this process were used to shape the sustainability strategy and reporting. Crestwood also identified five key sustainability focus areas that drive the three-year sustainability strategy: supply chain management, ESG investor strategy & disclosure, environmental stewardship, diversity & inclusion and social investment.

Robert T. Halpin, Executive Vice President and Chief Financial Officer, commented, “During the second quarter 2019, Crestwood took an important step in our ESG journey by issuing our inaugural sustainability report and implementing a three-year comprehensive strategy to integrate sustainability practices throughout the entire business. Our 2018 report and materiality assessment will provide the baseline for Crestwood’s ESG reporting and strategy going forward, and I am proud of the steps our company has taken to lead the midstream MLP industry on this important movement to enhance transparency for our investors, customers, regulators and communities in which we operate.”

The 2018 report highlights Crestwood’s safety performance, environmental impact of operations, and community investment. For the full 2018 report and additional information, please visit https://esg.crestwoodlp.com.

Upcoming Conference Participation

Crestwood’s management will participate in the Citi 1x1 Midstream/Energy Infrastructure Conference on August 14 – 15, 2019 in Las Vegas, NV. Prior to the start of the conference, new presentation materials will be posted to the Investors section of Crestwood’s website at www.crestwoodlp.com.

Earnings Conference Call Schedule

Management will host a conference call for investors and analysts of Crestwood today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) which will be broadcast live over the internet. Investors will be able to connect to the webcast via the Investors page of Crestwood’s website at www.crestwoodlp.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call for 90 days.

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Non-GAAP Financial Measures

Adjusted EBITDA and distributable cash flow are non-GAAP financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income, or any other GAAP measure of liquidity or financial performance.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. The words “expects,” “believes,” “anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Crestwood believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements include the risks and uncertainties described in Crestwood’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made, and Crestwood assumes no obligation to update these forward-looking statements.

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns and operates midstream businesses in multiple shale resource plays across the United States. Crestwood Equity is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling, and marketing of NGLs; gathering, storage, terminalling and marketing of crude oil; and gathering and disposal of produced water. Visit Crestwood Equity Partners LP at http://www.crestwoodlp.com; and to learn more about Crestwood’s sustainability efforts, please visit https://esg.crestwoodlp.com.

Crestwood Equity Partners LP Investor Contact

Josh Wannarka, 713-380-3081

josh.wannarka@crestwoodlp.com

Vice President, Investor Relations

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CRESTWOOD EQUITY PARTNERS LP

Consolidated Statements of Operations

(in millions, except per unit data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:
Gathering and processing	$199.7	$255.4	$382.0	$595.7
Storage and transportation	4.9	5.1	12.7	9.3
Marketing, supply and logistics	477.5	579.7	1,121.4	1,349.9
Related party	1.3	0.3	2.5	0.6

Total revenues	683.4	840.5	1,518.6	1,955.5
Cost of products/services sold	537.2	725.4	1,232.8	1,691.2
Operating expenses and other:
Operations and maintenance	34.7	31.9	63.3	66.4
General and administrative	22.3	23.4	59.5	47.3
Depreciation, amortization and accretion	49.3	44.5	89.1	89.6
Loss on long-lived assets, net	—	24.4	2.0	24.1
Gain on acquisition	(209.4)	—	(209.4)	—

	(103.1)	124.2	4.5	227.4

Operating income (loss)	249.3	(9.1)	281.3	36.9
Earnings from unconsolidated affiliates, net	3.7	12.0	10.6	24.4
Interest and debt expense, net	(27.8)	(24.3)	(52.7)	(48.7)
Other income, net	0.1	0.1	0.2	0.2

Income (loss) before income taxes	225.3	(21.3)	239.4	12.8
Provision for income taxes	(0.3)	(0.2)	(0.3)	(0.2)

Net income (loss)	225.0	(21.5)	239.1	12.6
Net income attributable to non-controlling partner	10.6	4.0	14.6	8.0

Net income (loss) attributable to Crestwood Equity Partners LP	214.4	(25.5)	224.5	4.6
Net income attributable to preferred units	15.0	15.1	30.0	30.1

Net income (loss) attributable to partners	$199.4	$(40.6)	$194.5	$(25.5)

Subordinated unitholders’ interest in net income	$1.2	$—	$1.2	$—

Common unitholders’ interest in net income (loss)	$198.2	$(40.6)	$193.3	$(25.5)

Net income (loss) per limited partner unit:
Basic	$2.76	$(0.57)	$2.69	$(0.36)

Diluted	$2.58	$(0.57)	$2.53	$(0.36)

Weighted-average limited partners’ units outstanding:
Basic	71.8	71.2	71.8	71.2
Dilutive units	11.2	—	5.2	—

Diluted	83.0	71.2	77.0	71.2

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CRESTWOOD EQUITY PARTNERS LP

Selected Balance Sheet Data

(in millions)

	June 30, 2019	December 31, 2018
	(unaudited)
Cash	$2.1	$0.9
Outstanding debt:
Revolving Credit Facility	$363.0	$578.2
Senior Notes	1,800.0	1,200.0
Other	0.8	1.5

Subtotal	2,163.8	1,779.7
Less: deferred financing costs, net	32.4	26.4

Total debt	$2,131.4	$1,753.3

Partners’ capital
Total partners’ capital	$1,978.4	$2,033.8
Common units outstanding	72.3	71.7

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CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
EBITDA
Net income (loss)	$225.0	$(21.5)	$239.1	$12.6
Interest and debt expense, net	27.8	24.3	52.7	48.7
Provision for income taxes	0.3	0.2	0.3	0.2
Depreciation, amortization and accretion	49.3	44.5	89.1	89.6

EBITDA (a)	$302.4	$47.5	$381.2	$151.1
Significant items impacting EBITDA:
Unit-based compensation charges	11.3	10.3	28.6	17.5
Loss on long-lived assets, net	—	24.4	2.0	24.1
Gain on acquisition	(209.4)	—	(209.4)	—
Earnings from unconsolidated affiliates, net	(3.7)	(12.0)	(10.6)	(24.4)
Adjusted EBITDA from unconsolidated affiliates, net	14.0	21.9	33.6	44.0
Change in fair value of commodity inventory-related derivative contracts	3.7	10.1	4.8	(10.1)
Significant transaction and environmental related costs and other items	3.0	0.7	6.4	2.4

Adjusted EBITDA (a)	$121.3	$102.9	$236.6	$204.6
Distributable Cash Flow
Adjusted EBITDA (a)	$121.3	$102.9	$236.6	$204.6
Cash interest expense (b)	(31.0)	(23.6)	(57.2)	(46.7)
Maintenance capital expenditures (c)	(6.0)	(5.3)	(7.4)	(11.3)
Adjusted EBITDA from unconsolidated affiliates, net	(14.0)	(21.9)	(33.6)	(44.0)
Distributable cash flow from unconsolidated affiliates	12.7	20.6	31.2	41.8
PRB cash received in excess of recognized revenues	6.0	—	6.0	—
Provision for income taxes	(0.3)	(0.2)	(0.3)	(0.2)

Distributable cash flow attributable to CEQP	88.7	72.5	175.3	144.2
Distributions to preferred	(15.0)	(15.0)	(30.0)	(30.0)
Distributions to Niobrara preferred	(9.2)	(3.3)	(12.5)	(6.6)

Distributable cash flow attributable to CEQP common (d)	$64.5	$54.2	$132.8	$107.6

(a)

EBITDA is defined as income before income taxes, plus interest and debt expense, net and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains or losses on long-lived assets, gains on acquisitions, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, costs associated with the realignment of our Marketing, Supply and Logistics operations and Corporate operations and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with generally accepted accounting principles (GAAP), as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered alternatives to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

(b)	Cash interest expense less amortization of deferred financing costs.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)

Distributable cash flow is defined as Adjusted EBITDA, adjusted for cash interest expense, maintenance capital expenditures, income taxes, the cash received from our Powder River Basin operations in excess of revenue recognized, and our proportionate share (based on the distribution percentage) of our unconsolidated affiliates’ distributable cash flow. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other companies.

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CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
EBITDA
Net cash provided by operating activities	$63.0	$11.3	$193.9	$160.0
Net changes in operating assets and liabilities	17.8	48.7	(35.0)	(12.8)
Amortization of debt-related deferred costs	(1.5)	(1.8)	(2.9)	(3.6)
Interest and debt expense, net	27.8	24.3	52.7	48.7
Unit-based compensation charges	(11.3)	(10.3)	(28.6)	(17.5)
Loss on long-lived assets, net	—	(24.4)	(2.0)	(24.1)
Gain on acquisition	209.4	—	209.4	—
Earnings from unconsolidated affiliates, net, adjusted for cash distributions received	(3.0)	(0.4)	(6.3)	0.2
Deferred income taxes	(0.1)	—	(0.3)	0.2
Provision for income taxes	0.3	0.2	0.3	0.2
Other non-cash income	—	(0.1)	—	(0.2)

EBITDA (a)	$302.4	$47.5	$381.2	$151.1
Unit-based compensation charges	11.3	10.3	28.6	17.5
Loss on long-lived assets, net	—	24.4	2.0	24.1
Gain on acquisition	(209.4)	—	(209.4)	—
Earnings from unconsolidated affiliates, net	(3.7)	(12.0)	(10.6)	(24.4)
Adjusted EBITDA from unconsolidated affiliates, net	14.0	21.9	33.6	44.0
Change in fair value of commodity inventory-related derivative contracts	3.7	10.1	4.8	(10.1)
Significant transaction and environmental related costs and other items	3.0	0.7	6.4	2.4

Adjusted EBITDA (a)	$121.3	$102.9	$236.6	$204.6

(a)

EBITDA is defined as income before income taxes, plus interest and debt expense, net and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains or losses on long-lived assets, gains on acquisitions, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, costs associated with the realignment of our Marketing, Supply and Logistics operations and Corporate operations and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with generally accepted accounting principles (GAAP), as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered alternatives to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

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Segment Data

(in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Gathering and Processing
Revenues	$225.1	$300.9	$460.2	$682.5
Costs of product/services sold	108.9	208.8	246.9	496.5
Operations and maintenance expenses	24.6	17.8	42.7	35.5
Gain (loss) on long-lived assets	(0.2)	—	(2.0)	0.1
Gain on acquisition	209.4	—	209.4	—
Earnings (loss) from unconsolidated affiliates, net	(2.8)	4.5	(3.0)	10.2

EBITDA	$298.0	$78.8	$375.0	$160.8
Storage and Transportation
Revenues	$8.1	$7.6	$19.5	$13.8
Costs of product/services sold	—	0.1	—	0.2
Operations and maintenance expenses	0.9	0.8	1.9	1.6
Earnings from unconsolidated affiliates, net	6.5	7.5	13.6	14.2

EBITDA	$13.7	$14.2	$31.2	$26.2
Marketing, Supply and Logistics
Revenues	$450.2	$532.0	$1,038.9	$1,259.2
Costs of product/services sold	428.3	516.5	985.9	1,194.5
Operations and maintenance expenses	9.2	13.3	18.7	29.3
Loss on long-lived assets, net	—	(24.4)	(0.2)	(24.2)

EBITDA	$12.7	$(22.2)	$34.1	$11.2
Total Segment EBITDA	$324.4	$70.8	$440.3	$198.2
Corporate	(22.0)	(23.3)	(59.1)	(47.1)

EBITDA	$302.4	$47.5	$381.2	$151.1

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Operating Statistics

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Gathering and Processing (MMcf/d)
Bakken—Arrow	79.0	67.8	77.0	65.6
Marcellus	299.9	391.2	308.3	411.6
Barnett	249.5	279.6	255.9	284.0
Delaware (a)	166.5	156.7	171.4	143.1
Powder River Basin—Jackalope	145.5	93.5	138.6	84.4
Other	35.1	47.3	37.6	48.3

Total gas gathering volumes	975.5	1,036.1	988.8	1,037.0
Processing volumes	303.8	282.9	306.8	278.4
Compression volumes	375.7	482.4	373.5	475.8
Arrow Midstream
Bakken Crude Oil (MBbls/d)	88.9	76.2	90.9	78.2
Bakken Water (MBbls/d)	63.9	43.6	59.9	41.2
Storage and Transportation
Northeast Storage—firm contracted capacity (Bcf) (a)	32.1	33.7	32.9	32.6
% of operational capacity contracted	92%	97%	95%	94%
Firm storage services (MMcf/d) (a)	235.9	406.8	243.3	381.6
Interruptible storage services (MMcf/d) (a)	17.1	3.9	12.8	2.4
Northeast Transportation—firm contracted capacity (MMcf/d) (a)	1,479.4	1,571.0	1,522.5	1,531.8
% of operational capacity contracted	81%	86%	83%	84%
Firm services (MMcf/d) (a)	1,364.9	1,287.1	1,300.8	1,327.3
Interruptible services (MMcf/d) (a)	19.7	80.5	17.6	61.1
Gulf Coast Storage—firm contracted capacity (Bcf) (a)	27.2	27.0	28.5	27.7
% of operational capacity contracted	71%	70%	74%	72%
Firm storage services (MMcf/d) (a)	325.7	259.5	330.1	306.9
Interruptible services (MMcf/d) (a)	35.6	104.9	50.3	103.9
COLT Hub
Rail loading (MBbls/d)	60.4	43.8	59.6	39.9
Outbound pipeline (MBbls/d) (b)	11.5	13.9	14.3	13.0
Marketing, Supply and Logistics
NGL Operations
NGL volumes sold or processed (MBbls/d)	72.3	96.2	94.4	132.4
NGL volumes trucked (MBbls/d)	37.8	50.7	41.1	50.4
Crude Operations
Crude barrels trucked (MBbls/d)	8.0	8.2	8.4	7.9

(a)	Represents 50% owned joint venture, operational data reported is at 100%.
(b)	Represents only throughput leaving the terminal.